Exhibit 99.1

Source: AgEagle Aerial Systems, Inc.

June 27, 2022 09:22 ET

AgEagle Aerial Systems Announces Pricing of $10 Million Registered Direct Offering

WICHITA, Kan., June 27, 2022 (GLOBE NEWSWIRE) -- AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full-stack drone, sensor and software solutions for commercial and government/defense use, today announced that, it has entered into a securities purchase agreement with an institutional investment firm (the “Investor”), which is an existing AgEagle shareholder. Pursuant to the agreement, the Investor will purchase 10,000 shares of Series F 5% Convertible Preferred Stock (the “Series F Convertible Preferred”) and warrants to purchase up to 10,416,667 shares of common stock at an exercise price of $0.96 per share (the “Warrants”), for gross proceeds of approximately $10 million. The Series F Convertible Preferred will be convertible into 16,129,032 shares of the Company’s common stock at a conversion price of $0.62 per share. The Warrants are not exercisable for the first six months after issuance and have a three-year term from the exercise date. Upon exercise of the Warrants in full by the Investor, the Company would receive additional gross proceeds of approximately $10 million. A certificate of designation setting forth the terms, dividends, rights and other privileges of the Series F Convertible Preferred will be filed with the Secretary of State of the State of Nevada. The Investor has the right, subject to certain conditions, including shareholder approval, to purchase up to $25,000,000 of additional shares of Series F Convertible Preferred and warrants. That option will be available for a period of 18 months after shareholder approval at a purchase price equal to the average Volume Weighted Average Pricings (“VWAPs”) for three trading days prior to the date the Investor gives notice to the Company that it will exercise the option.

The Company expects the net proceeds from the offering to be approximately $9.92 million after deducting approximately $80,000 in offering expenses. The Company expects to spend the balance of the proceeds for general working capital and capital expenditure purposes. The offering is expected to close on or about June 29, 2022, subject to the satisfaction of customary closing conditions.

Commenting on the financing, Nicole Fernandez-McGovern, CFO of AgEagle, noted, “We are very pleased to be proceeding with this offering, which, upon closing, will further strengthen the Company’s liquidity position.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A registration statement relating to the offered securities (File Number 333-252801) has been declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the securities will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov. For more detailed information relating to this transaction, please refer to the related Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About AgEagle Aerial Systems Inc.

AgEagle and its wholly owned subsidiaries are actively engaged in designing and delivering best-in-class drones, sensors and software that solve important problems for our customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our websites at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

AgEagle Aerial Systems Contacts:

Investor Relations: Gateway Investor Relations Matt Glover or Cody Cree Phone: 949-574-3860 Email: UAVS@gatewayIR.com	Media Inquiries: media@ageagle.com

For more information, please visit www.ageagle.com.